Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

TO

CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of November 3, 2013, to the Contribution Agreement (the “Contribution Agreement”), dated as of February 20, 2013, is by and between LinnCo, LLC, a Delaware limited liability company (“LinnCo”), and Linn Energy, LLC, a Delaware limited liability company (“LINN”).

WHEREAS, contemporaneously with the execution and delivery of this Amendment, Berry Petroleum Company, a Delaware corporation (the “Company”), Bacchus HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Bacchus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo, LinnCo, Linn Acquisition Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of LinnCo (“LinnCo Merger Sub”), and LINN are entering into that certain Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”);

WHEREAS, the parties have heretofore entered into the Contribution Agreement, which provides for, among other things the contribution by LinnCo of all of the outstanding equity interests in LinnCo Merger Sub to LINN in exchange for the issuance to LinnCo of newly issued units representing limited liability company interests in LINN, all upon the terms and conditions set forth therein;

WHEREAS, the parties desire to amend certain provisions of the Contribution Agreement in connection with entering into the Merger Agreement Amendment;

WHEREAS, the Board of Directors of LINN, acting in accordance with the recommendation of the Special Committee of the Board of Directors of LINN, has approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Contribution Agreement, as amended by this Amendment; and

WHEREAS, the Board of Directors of LinnCo, acting in accordance with the recommendation of the Special Committee of the Board of Directors of LinnCo, has approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Contribution Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Contribution Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LinnCo and LINN hereby agree as follows:

1. Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Contribution Agreement.

2. Recital. Clause (c) in the Recitals to the Contribution Agreement is hereby amended by replacing the reference to “1.25” in the second line thereof with “1.68.”

3. Tax Liability Distributions. Section 1.3 of the Contribution Agreement is hereby amended in its entirety as follows:

“Tax Liability Distributions. At the end of each of calendar year 2013, 2014 and 2015, the parties shall work in good faith (i) to evaluate whether, in addition to any distribution to which LinnCo is entitled with respect to its Linn Units pursuant to Section 6.4 of the Third Amended and Restated Limited Liability Company Agreement of Linn, Linn shall make one or more special distributions to LinnCo solely out of funds available to make “operating cash flow distributions” (as such term is defined in Treasury Regulations Section 1.707-4(b)(2)) to reasonably compensate LinnCo for the actual increase in tax liability to LinnCo, if any, resulting from the allocation of amortization, depletion, depreciation and other cost recovery deductions using the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), with respect to the assets acquired in the Contribution and (ii) to make any adjustment to such distribution described in clause (i) as mutually agreed.”

4. References. Each reference in the Contribution Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Contribution Agreement shall mean and be a reference to the Contribution Agreement as amended by this Amendment.

5. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Contribution Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Contribution Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

6. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

7. Governing Law. This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8. Other Miscellaneous Terms. The provisions of Article VI (Miscellaneous) of the Contribution Agreement shall apply mutatis mutandis to this Amendment, and to the Contribution Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LINNCO, LLC

By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	Chairman, President and Chief
Executive Officer

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	Chairman, President and Chief
Executive Officer

[Signature Page to Amendment No. 1 to the Contribution Agreement]